Exhibit 10.1

Dated this day of January 3, 2024

Between

Greenpro KSP Holding Group Co., Ltd.

(Registration No.: 0105561089705)

and

AsiaFIN Holdings Corp.

(Company No.: LL15998)

JOINT VENTURE AGREEMENT

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This JOINT VENTURE AGREEMENT (“this Agreement”) is made on January 3, 2024

Between

(A)	Greenpro KSP Holding Group Co.,Ltd. (Registration No.: 0105561089705), a company limited by shares at the office of the Company Limited and Partnership Registration, Ministry of Commercial and Commerce, Bangkok Metropolis under the royal Thai Civil Code of Thailand, having its domicile and address at 43 Thai CC Tower, 11th Floor, Room No.111, South Sathorn Road, Yannawa, Sathorn, Bangkok 10120 of the one part (hereinuder referred to as “First Party”);

And

(B)	AsiaFIN Holdings Corp. (Company No.: LL15998), a company incorporated in Malaysia having its registered office at Unit B, Lot 49, 1st Floor, Block F, Lazenda Warehouse 3, Jalan Ranca-Ranca, 87000, F.T. Labuan, Malaysia of the another part (hereinunder referred to as “Second Party”);

each of the above is individually referred to as a “Party” and collectively, the “Parties”); and

WHEREAS:-

1.	First Party and its subsidiaries is a group of companies which carries on its business in business consulting by providing services, including but not limited to business registration, accounting and tax service, audit assurance, Board of Investment (BOI), visa and work permit service and financial advisory.

2.	First Party and Second Party wish to form a joint venture company which shall carry the company name as KSP ASIAFIN CO., LTD, a company limited by shares which is incorporated in Thailand under the laws of Thailand, having its business address at 43 Thai CC Tower, 11th Floor, Room No.111, South Sathorn Road, Yannawa, Sathon, Bangkok 10120 (hereinafter referred to as the “the Company”);

3.	First Party and Second Party have had discussions to finalize the terms and conditions of the participation in the Company, the manner in which the Company will conduct business and its day to day management and operations;

4.	Both Parties are now desirous to work in good faith and agreed to develop the Company, together, without any remuneration or compensation being paid to any party for its work, and wish to record in writing the said terms and conditions mutually agreed upon by and among them and matters incidental and ancillary thereto.

NOW, in consideration of the mutual covenants contained herein, First Party and Second Party hereto agree as follows:-

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1.	DEFINITION

1.1.	In this Agreement, unless the context otherwise requires, the following words shall have the meaning assigned to them below:-

“Act”	means the Thai Limited Company Law as amended from time to time;

“Agreement Date”	means the date of this Agreement;

“Board”	means the board of Directors for the time being of the Company;

“Confidential Information”	shall have the meaning as ascribed to it in Clause 23;

“Constitution”	means the constitution(if any) of the Company, as amended from time to time;

“Intellectual Property ”	means any and all of the following in relation to the Company, each individual Party and/or its affiliates/subsidiaries, business partners and/or any related third parties:-

(a)	the copyright in and to computer programs (object and source code) and copyright in and to the images displayed on screen and the sounds produced including all possible combinations and sequences thereof and the underlying script for the same;

(b)	the trademark for the artwork including without limitation, all pictorial, graphic, visual, audio, audio-visual, digital, literary, animated, sculptural, or any type of creations and applications, whether finished or not;

(c)	all trade secrets and know-how; and

(d)	patents and patents applications,

whether or not now existing and whether or not registered or registrable and includes any right to apply for the registration of such rights and includes all renewals and extensions;

“THB”	means Thai baht the lawful currency of Thailand;

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“Shares”	means the ordinary shares in the share capital of the Company and the expression “Share” means a share in the capital of the Company;

“Shareholders”

Means the holder of the Shares in the capital of the Company and the expression “Shareholder” means a person or a company who is registered as a holder for the time being of Shares in the capital of the Company;

“Subsidiary” or “Subsidiaries”	means any corporation, which is deemed a subsidiary of the Company means the Company has or controls more than half of its stock.

2.	INTERPRETATION

2.1.	Save where the context does not allow, terms defined in the Constitution, if any, will bear the same meaning in this Agreement.

2.2.	In this Agreement, words importing the singular or the masculine gender will include the plural or the feminine/neuter genders or vice versa and references to persons include any individual, company, corporation, firm, partnership, joint venture, association, organization, trust, state or agency of a state.

2.3.	The headings and sub-headings in this Agreement are inserted for convenience only which are to be ignored when construing the provisions of this Agreement and shall not affect the construction of this Agreement.

2.4.	Reference to the Shareholders to this Agreement includes their respective successors, permitted assigns, and personal representatives;

2.5.	Reference to a Clause, Schedule or Paragraph is to a clause, schedule, or a paragraph of a schedule of or to this Agreement respectively;

2.6.	The words “hereto”, “herein”, “hereinafter”, “hereinbefore”, “hereof”, “hereunder” and other words of similar import shall refer to this Agreement as a whole and not to any particular provision;

2.7.	Any reference to statutes and rules made include all amendments, which may be enacted from time to time;

2.8.	Any reference to “law” includes common law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty, or other legislative measure in any jurisdiction or any present or future directive, regulation, request, or requirement (in each case, whether or not having the force of law, the compliance with which is in accordance with the general practice of person to whom the directive, regulation, request, or requirement is addressed);

2.9.	A period of days from the occurrence of any event or the performance of any act or thing shall be deemed to exclude the day on which the event happens or the act or thing is done or to be done (and will be reckoned from the day immediately following such event or act or thing).

2.10.	References to “this Agreement” or any other document shall be construed as references to this Agreement or that other document as amended, varied, novated, supplemented or replaced from time to time.

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3.	AGREEMENT

3.1.	The Parties agree to enter into this Agreement, to regulate their rights, duties, and obligations as Shareholders in the conduct of the business, affairs, and management of the Company, in accordance with the terms and conditions of this Agreement.

3.2.	Notwithstanding that this Agreement is executed prior or subsequently to the incorporation of the Company or after the duration of time where the Company has already carried out its business, the terms of this Agreement shall become effective and binding on the Parties.

4.	GENERAL REPRESENTATIONS AND WARRANTIES

4.1.	Each of the Party represents and warrants to the other that:-

(a)	it has full legal right, power and authority to execute, deliver, observe and lawfully perform this Agreement;

(b)	if it is a company, it has obtained all necessary governing body and corporate approvals and all other necessary governmental and other consents, approvals and registrations to authorise the execution, performance and observance by it of this Agreement;

(c)	the execution, performance and observance by it of this Agreement will not result in any breach of its constitution (in the case of a company), or any provision contained in any agreement or instrument to which it or any member of its group companies (in the case of a company) is a party or by which such Shareholder is bound or any laws, judgment, decree or order applicable to it;

(d)	this Agreement will when executed constitute legally valid and binding obligations on such Shareholder, enforceable in accordance with their respective terms; and

(e)	in reaching the foregoing conclusions, it has consulted with reputable, competent legal counsel in all relevant jurisdictions and has taken its positions hereunder in direct reliance upon such advice, in exercise of its own free will.

4.2.	Without prejudice to any other rights and remedies to which the other Party may have recourse in law, equity, by statute or otherwise, each Party undertakes and agrees with the other Party that it will at all times, indemnify and hold harmless and keep the other Party indemnified and held harmless fully and effectively against all claims, proceedings, actions, losses or damages, costs and expenses and other liabilities which they may directly or indirectly suffer, sustain or incur as a result of or in connection with any misrepresentations contained in or any breach of any of the representations, warranties and undertakings of that Party set out in this Agreement. This indemnify shall remain in full force and effect for the entire duration of this Agreement and shall survive the termination of this Agreement.

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5.	FORMATION OF THE COMPANY

5.1.	The Company will be incorporated in Thailand under the Thai Limited Company Law.

5.2.	The Company shall be a private company which is limited by shares and has, at the date of this Agreement, an authorized capital of Thai Baht Five Million (THB5,000,000.00) only comprising of Fifty Thousand (50,000) ordinary shares of THB100.00 only.

5.3.	The Parties are for the time being, collectively the legal and beneficial owners of all issued and paid-up share capital of the Company and the Company’s shareholding structure as at the date of this Agreement is as follows:-

Names	Type of Shares	Percentage (%)	Total Shares
Greenpro KSP Holding Group Co.,Ltd	Ordinary Shares	51.0	25,500
AsiaFIN Holdings Corp.	Ordinary Shares	49.0	24,500
	TOTAL	100.0	50,000

5.4.	The Constitution of the Company, if any, shall reflect the terms of this Agreement and be in such form as may be agreed among the Parties. It is agreed that as among the Parties, this Agreement shall prevail and have an overriding effect, notwithstanding anything contained in the Constitution. In the event of any inconsistency between this Agreement and the Constitution, the Parties agree and confirm that this Agreement would prevail and that they would be bound by this Agreement and that they would forthwith take steps to amend the Constitution so as to remove such inconsistency.

6.	BUSINESS OF THE COMPANY

6.1.	The Parties shall agree that the Company shall carry on the businesses and activities such as:-

(a)	involvement in IT-related business, including but not limited to by providing products, solutions and services, including but not limited to payment process solutions, Regulatory Technology (REGTECH) and Robotic Process Automation (RPA) for sectors such as banking, education, hospitality, trading, retail, manufacturing, government, public sector and healthcare; or

(b)	other businesses as may from time to time as mutually agreed by the Parties.

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7.	BOARD OF DIRECTORS

7.1.	Constitution of Board

7.1.1.	Unless otherwise agreed by the Parties, the Board, shall, at all times, consist of a maximum number of five (5) directors, of whom First Party shall be entitled to designate three (3) directors and Second Party shall be entitled to designate two (2) directors.

7.1.2.	The Board of the Company shall initially comprise of:-

(a)	Prapakorn Saokliew, Thai (Identification No. 3310700611268);

(b)	Surapa Jamjang, Thai (Identification No. 3730600409587);

(c)	Methinee Jariyasathaporn, Thai (Identification No. 3100202580109);

(d)	Hoo Swee Ping, Malaysian (Passport No. A55052016); and

(e)	Cham Hui Yin, Malaysian (Passport No. A52907709)

Each Party has the right to change the Parties director subject to the approval of the Board.

7.1.3.	For the purpose of implementing this Agreement, the Parties hereto agree and undertake that they shall, at all times, exercise their respective voting rights as Shareholders in the Company in such manner and shall ensure that their respective representatives on the Board of the Company shall so vote at the Board and shall so act so as to ensure the proper implementation and observance of the terms and provisions contained in and in the spirit of this Agreement.

7.1.4.	Wherever legally necessary, exercise of the powers of the Board shall be subject to the approval/consent of the Shareholders at the annual general meeting or extraordinary general meetings or any duly convened board meeting of the Shareholders.

8.	DUTIES AND OBLIGATIONS OF FIRST PARTY

8.1.	First Party represents that it shall involve in providing business support to the Company, which includes but not limited to financial services, payroll, taxation, human resources, administrative tasks and infrastructure (including IT and office operation infrastructure).

8.2.	First Party represents that it shall perform day to day operation of office and business of the Company including assuring its legal and compliance in accordance with the laws and regulations of the government of Thailand and the Lao People’s Democratic Republic.

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8.3.	First Party represents that it shall be responsible in implementing business strategy including sales and marketing plans as agreed by both Parties.

8.4.	First Party shall give its best effort in supporting the business of the Company and in accordance with this Agreement.

9.	DUTIES AND OBLIGATIONS OF SECOND PARTY

9.1.	Second Party represents that it shall involve in supporting the operations of the Company which includes but not limited to designing, developing and implementing products, sales and marketing plans and strategy.

9.2.	Second Party shall give its best effort in supporting the business of the Company and in accordance with this Agreement.

10.	MUTUAL OBLIGATIONS OF PARTIES

10.1.	In consideration of the mutual obligations of the Parties herein contained, and except as the Parties may otherwise agree in writing or save as otherwise provided or contemplated in this Agreement, each of the Parties shall exercise its voting rights and powers available to him, to ensure that at all times, during the term of this Agreement:-

(a)	the Company carries on its business and conducts its affairs in a proper and efficient manner and for its own benefit;

(b)	the Company will comply with the provisions of this Agreement and the Constitution (if any) and applicable laws, and will act in such manner and achieve the full intent and purpose of this Agreement;

(c)	it shall take all necessary precautions to protect the integrity of the property, including the individual Intellectual Property, of the other Parties to this Agreement;

(d)	the performance of this Agreement shall not breach any other agreement entered into by such Party, including any prior employment or contractor agreement;

(e)	it will not enter into any third-party agreements or grant any rights or licenses that conflict with those contemplated by this Agreement;

(f)	it will not use any confidential materials or documents of any former client or employer, or of any other third party, unless they have received prior written authorization to do so from the owner of the confidential materials or documents, and have informed the other Parties to this Agreement;

(g)	to the best of their knowledge, no Intellectual Property of any third party shall be infringed by their Individual Intellectual Property or their performance of this Agreement;

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(h)	it will immediately inform the other Parties of any actions, suits or proceedings pending or threatened against or adversely affecting, or which could adversely affect their individual Intellectual Property;

(i)	it will immediately inform the other Parties of lien, charge, encumbrance or any other right of another against the individual Intellectual Property, or any prospect thereof; and

(j)	it will not allow any third party to join the Company unless the Parties unanimously consent to it and the said third party must agree to the terms and conditions of this Agreement or a new agreement to be set by the Parties.

10.2.	Each Party acknowledges and agrees that nothing herein or related to the Company shall be deemed to create a legal partnership between the Parties, and that no Party has the right to bind any or all of the other Parties to any course of action or legal obligation.

10.3.	Notwithstanding the foregoing, the Parties may, by unanimous consent, delegate any obligations with respect to the Company to a particular Party, by executing an authorization form.

11.	PROFIT SHARING

11.1.	Unless otherwise agreed by both Parties, for each fiscal year, the Parties shall be eligible to receive profit sharing distribution.

11.2.	The Parties’ respective percentage of profit sharing in the earnings and profits of the Company shall be such as to reflect their respective percentage of shares in the Company.

12.	DIVIDENDS

12.1.	Subject to the provisions of the Act and the Constitution of the Company, and having regard to the future business requirements of the Company and commercial prudence the Company for each financial year, Each ordinary shareholder will be entitled to any dividend declared by the Board of the Director of the Company.

12.2.	For the purpose hereof, the declaration of dividend by the Company shall be subject to the performance of the Company and that there is available profit to be declared as dividend in compliance with Thai Limited Company Law.

12.3.	For the avoidance of doubt, dividends shall be payable per annum wherein the amount shall be distributed after deduction of working capital, daily expenses, wages, bonus, tax (“Net Profit”) of the Company and in accordance to the proportion of shares of the existing Shareholders. The amount of dividend declared shall be subject to the agreement of both Parties.

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13.	DISTRIBUTION OF PROCEEDS FROM SALE OF THE COMPANY

13.1.	Subject to the agreement of Shareholders and directors by way of resolution, and in case of a sale of the Company that occurs, the proceeds shall be distributed to the Shareholders in accordance to the proportion of shares of the existing Shareholders.

14.	DEBT FUNDING

14.1.	All Shareholders shall contribute pro rate in accordance with their shareholdings ratio in the event debt funding is required to pay for the debts and losses incurred by the Company.

15.	TERMINATION

15.1.	Event of Default

In the event of:

(a)	an order for winding-up resolution is passed or a winding up order made against either Party and the same has not been contested within the relevant time for an appeal to be made;

(b)	the entry against such Party of a decree or order of a court having jurisdiction over it adjudicating it insolvent or approving a petition seeking its reorganization under any applicable bankruptcy or insolvency law, if such decree or order shall have continued undischarged or shall not have been stayed for a period of thirty (30) days from the date of such decree or order or the Shareholders shall not have applied for the discharge of stay of such decree or order within such thirty (30) days’ period;

(c)	the assignment by the Party for the benefit of its creditors of all or substantially all of its property or the winding-up or liquidation of its affairs, its admission in writing of its inability to pay its debts generally as they become due, or its consent to the appointment of a receiver, liquidator, trustee, curator, or assignee in bankruptcy or insolvency;

(d)	upon breach of obligations or clauses under this Agreement, or in the event such breach is capable of being remedied, the breaching party failed to remedy it upon receipt of written notice within fourteen (14) days from the date of receipt; or

(e)	upon the unanimous written consent of all Parties herein.

15.2.	Any provision of this Agreement which expressly states that it is to continue in effect after termination or expiration of this Agreement, or which by its nature would survive the termination or expiration of this Agreement, shall do so. For greater certainty, the provisions relating to non-competition, non-solicitation, confidentiality and indemnity shall survive any expiration or termination of this Agreement, for any reason.

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16.	HANDOVER

16.1.	Upon the termination of this Agreement, the terminating party shall hand over such papers, documents, all works done for the Company, list of customers and suppliers and all other properties of the Company as may be in their possession, custody, control or power to the non-terminating party. In avoidance of doubt, the terminating party is the party that has defaulted as in clause 15.1 (a) (b) (c) and (d).

16.2.	Upon the termination of this Agreement, all the assets of the company that are legally available for distribution to the members of the company shall be distributed to the existing Shareholders in the proportion of their shares in the Company, incase of some asset necessary to convert from asset to be money by merchandising transferring, or other way, Both Parties agree to proceeding the aforesaid process to the other Party.

17.	LIQUIDATION PREFERENCE

17.1.	Upon the occurrence of any liquidation event of the Company, whether voluntary or involuntary, dissolution, winding up or cessation of the Company, all the assets of the Company, whether from capital, surplus or earnings that are legally available for distribution to the members of the Company shall be distributed to the existing Shareholders in accordance with the proportion of their shares in the Company.

18.	DURATION

18.1.	This Agreement shall become effective on the date of this Agreement and shall continue in full force and effect until earliest of the following events to occur:-

(a)	all the Parties agree in writing to terminate this Agreement;

(b)	an effective resolution is passed, or a binding order is made for the winding up of the Company; or

(c)	a public listing has taken place.

18.2.	In the event of winding up, the Company shall engage in no business other than that necessary to wind-up its affairs, liquidate its assets, pay its debts and to distribute the remaining assets to the Shareholders in accordance with their respective shareholdings in the Company.

18.3.	Termination of this Agreement for any cause shall not release a Party from any liability which at the time of such termination has already accrued in favor of another Party, or which thereafter may accrue in respect of any act or omission prior to such termination and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect on or to continue in effect after such termination or cessation.

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19.	NON-COMPETITION

19.1.	Subject to the territory of the Kingdom of Thailand and the Lao People’s Democratic Republic, the Parties hereby irrevocably and unconditionally agree and undertake to the Company that they will not without the prior written consent of the Company, at any time during the term of this Agreement or for a period of five (5) years,whichever is sooner, and thereafter subject to the agreement of both parties which shall not be unreasonably withheld.:

(a)	be engaged by any company which carries on similar business as the Company and/or its Subsidiaries as a professional or employee, except for the existing ERP (Enterprise Resource Planning) of the First Party;

(b)	directly or indirectly participate in any manner in the development of any product of Intellectual Property that competes in any way with the use, sale, licence, or application of the products of the Company;

(c)	carry on for its own account, either alone or in partnership, any business which is similar or in competition with the business of the Company and/or its Subsidiaries;

(d)	assist with technical advice in relation to any such business which is similar or in competition with the business of the Company and/or its Subsidiaries;

(e)	solicit or entice away or attempt to solicit or entice away from the Company and/or its Subsidiaries, the custom of any person, firm or company who is or who was a customer, client, distributor or agent of the Company and/or its Subsidiaries, or in the habit of dealing with the Company and/or its Subsidiaries;

(f)	solicit or entice away or attempt to solicit or entice away from the Company and/or its Subsidiaries any person who is an officer, manager, director, or employee of the Company and/or its Subsidiaries to terminate such person’s directorship or to leave the employment of the Company and/or its Subsidiaries; and

(g)	in relation to any trade, business, or company, use any name in such a way as to be capable of or likely to be confused with the name of the Company and/or its Subsidiaries and shall be used by any other person, firm, or company.

20.	NON-SOLICITATION

20.1.	Each Party agrees that, during the term of this Agreement and for a period of two (2) years thereafter, it will not in any way solicit, recruit, induce or attempt to influence any customer or prospective customer or employee of the Company, to terminate or reduce its relationship with the other Parties in relation to the Company (including without limitation by using knowledge gained from the Company, directly or indirectly, to support any competitive proposal to such customer or prospective customer).

20.2.	The foregoing restriction shall not preclude a Party from soliciting or recruiting such customers or prospective customers or employee for employment or other work after such Party is no longer involved in the Company, provided that: (i) such Party does not utilize any specific knowledge gained during their work on the Company in such solicitation or recruitment, and (ii) such solicitation or recruitment does not arise from, and is in no way connected to, opportunities with such customers or prospective customers of which such Party is, or should reasonably be, aware (whether past, current or future).

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21.	LEGAL REMEDIES AVAILABLE

21.1.	Each Party acknowledges that a breach of Clauses 19 and 20 above would cause irreparable harm to the other Parties, and that any other Party is therefore entitled to a permanent and interlocutory injunction prohibiting such Party from engaging in such activity upon reasonable apprehension of such breach.

21.2.	Each Party confirms that the obligations set out in this Clause 21 are fair and reasonable, and that, given such Party’s general knowledge and experience, they will not preclude such Party from operating in such Party’s industry or field of expertise.

22.	INTELLECTUAL PROPERTY

22.1.	Any Intellectual Property registrations respecting the Intellectual Property shall be the responsibility of the individual Parties creating the Intellectual Property.

22.2.	Subject to clause 19, the Second Party agree and/or provide consent to First Party to have the right to use the Second Party’s Intellectual Property. Such consent shall be only exclusive right to the First Party for the kingdom of Thailand and the Lao People’s Democratic Republic

22.3.	Where more than one Party has created the Intellectual Property being registered, the registering Party must ensure that all creators of the Intellectual Property are jointly registered as owners, creators and authors of such Intellectual Property, and each Party listed shall jointly bear the responsibility for the costs and expenses of registering and maintaining such registrations; provided however that if a Party does not wish to be included in such registration, they shall not be obligated to bear such costs and expenses, and shall waive all rights to be listed and to benefit as an owner, creator or author of such Intellectual Property being registered.

22.4.	In case of both parties have argument or any other disputes related to the Intellectual Property, and during this argument or dispute period, and The Company is on process of Intellectual Property registration, the Company shall refrain or temporary stop from any Intellectual Property registration until such dispute or argument finish.

22.5.	The Party, whether directly or indirectly (with the aid of third party) shall refrain from any development, producing, copying, assembling, modification and/or any other actions, to the other Party’s Intellectual Property of which are arising out of during the execution of this Agreement and this Clause 22 and 23 shall survive for 3 (three) years following the termination of Agreement.

23.	CONFIDENTIAL INFORMATION

23.1.	During the terms of this Agreemen, a Party (in this Clause 23 called the “Receiving Party”) may learn of or acquire confidential information:-

(a)	relating to, belonging to or concerning a Party (in this Clause 23 called the “Disclosing Party”) or its related corporations, and/or relating to or concerning its businesses, assets, operations, affairs, and other condition (including but not limited to research, development work, studies, analysis, evaluations, Intellectual Property Rights, systems, works in progress, business plans, marketing plans, and business methods and procedures);

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(b)	relating to or concerning actual or prospective clients, business contacts of, or persons having business dealings with, the Disclosing Party, its related corporations, and/or relating to or concerning its businesses, assets, operations, affairs, and other conditions;

(c)	acquired by the Disclosing Party, its related corporations relating to or concerning any person, as a result of research, investigations, development work, studies, analysis, and/or evaluations carried out by the Disclosing Party or its related corporations; and/or

(d)	acquired by the Disclosing Party, its related corporations under obligations of confidentiality owed to any person.

23.2.	Any information above whether marked or not marked “Confidential” shall be collectively referred to as “Confidential Information”.

23.3.	Each Party agrees that at all times during the term of this Agreement and at all times following termination of this Agreement, whether voluntary or involuntary:-

(a)	it shall maintain all Confidential Information in strict confidence, shall take all necessary precautions against unauthorized disclosure of the Confidential Information, and shall not directly or indirectly, disclose, allow access to, transmit or transfer any Confidential Information to a third party without the knowledge and express written consent of the other Parties;

(b)	it shall not use, disclose or reproduce the Confidential Information except as reasonably required in working on the Project and with the knowledge and express consent of the other Parties;

(c)	it shall advise the other Parties immediately in writing of any misappropriation, disclosure, conversion or misuse by any person of any Confidential Information of which they may become aware;

(d)	all Confidential Information shall be clearly marked and noted as being “Proprietary and Confidential Information” of the Party providing the information, or, if the Parties so wish; or

(e)	upon the earlier of a request by the other Parties or the termination of such Party’s involvement with this Agreement (whether voluntary or involuntary), such Party shall immediately return to the other Parties all Confidential Information and all documents and data which are in such Party’s possession or control.

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23.4.	The Receiving Party shall not disclose or use (and shall use its or their best endeavors to prevent the publication or disclosure or use of) any Confidential Information to any person, except:-

(a)	with the prior consent in writing of the Disclosing Party; or

(b)	where such publication or disclosure or use is for purposes of performing its obligations under this Agreement.

23.5.	Each Party specifically acknowledges and agrees that damages may not be an adequate remedy to compensate the other Parties for any breach of such Party’s obligations contained herein, and accordingly such Party agrees that in addition to any and all other remedies available, any or all of the other Parties shall be entitled to obtain relief by way of a temporary or permanent injunction to enforce these obligations.

23.6.	The non-disclosure obligations under this Agreement shall not apply to Confidential Information which a Party can establish:-

(a)	is, or becomes, readily available to the public other than through a breach of this Agreement;

(b)	was disclosed, lawfully and without breach of any contractual or other legal obligation, to such Party by a third party without any confidentiality obligation attached to such information;

(c)	was lawfully known to such Party without any confidentiality obligation attached thereto; or

(d)	was independently developed or discovered by such Party outside of the course of such Party’s performance of their obligations under this Agreement, without any reference to any Confidential Information obtained directly or indirectly from the Company.

24.	INDEMINITY AND LIABILITY

24.1.	Each Party shall indemnify and hold harmless all the other Parties from and against any and all damages, injuries, claims, demands, actions, liabilities, costs and expenses (including reasonable legal fees) incurred or made against any or all of the other Parties arising from or connected with:-

(a)	a breach of any warranty, representation or covenant herein by such Party; or

(b)	the negligence or wilful misconduct of such Party, or

(c)	a third party claim that such Party infringes or misappropriates any patents, copyrights, trademarks, trade names, trade secrets or other proprietary rights. No Party shall be obligated to indemnify any other Party to the limited extent that a claim directly results from the negligence, misconduct or breach of this Agreement of or by such other Party.

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24.2.	No Party shall enter into any settlement that would adversely affect any other Party’s rights hereunder, or impose any obligations on any other Party in addition to those set forth herein, without the affected Party’s prior written consent.

24.3.	Each Party will promptly notify the other Parties of any claims for which such Party is obligated to indemnify any other Party hereunder, and all Parties will cooperate fully in the defense of all claims hereunder. Each Party may, at its own cost and expense, actively participate in any proceeding that is subject to the indemnity hereunder utilizing its own legal counsel.

24.4.	Limitation on liability: Unless the applicable law specify otherwise, neither Party shall be liable to the other Party for:-

(a)	any indirect or consequential loss;

(b)	the following types of financial loss; loss of profits; loss of earnings; business interruption; loss of business or goodwill; or

(c)	the following types of anticipated or incidental losses; loss of anticipated savings; increase in bad debt; failure to reduce bad debt.

whether arising in tort (including negligence), contract or any other legal theory, even if that Party had notice of the possibility of the other party incurring such losses

25.	NOTICES

25.1.	Service of Notice

A notice or other communication required or permitted, under this Agreement, to be served on a person must be in writing and may be served:

(a)	by personal delivery;

(b)	by leaving it at the person’s current address for service;

(c)	by post, prepaid registered postage;

(d)	by an electronic mail; and/or

(e)	by any other format of delivery/mailing as agreed.

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25.2.	Particulars for Service

(a)	The particulars for service of First Party are:

Address	:	43 Thai CC Tower, 11th Floor, Room No.111, South Sathorn Road, Yannawa, Sathorn, Bangkok 10120 Thailand.

Email	:	prapakorn@greenproksp.com

Attention	:	Prapakorn Saokliew

(b)	The particulars for service of Second Party are:

Address	:	Unit B, Lot 49, 1st Floor, Block F, Lazenda Warehouse 3, Jalan Ranca-Ranca, 87000, F.T. Labuan, Malaysia.

Email	:	kcwong@asiafingroup.com

Attention	:	Wong Kai Cheong

25.3.	Any Party may change its particulars for service by way of written notice to the other.

25.4.	A notice or other communication is deemed served:-

(a)	if given or made by hand when left at the address detailed in Clause 25.2;

(b)	if given by post, three (3) Business Days after posting and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted; or

(c)	if given or made by email, immediately during business hours of the Parties provided that there is no message received for unsuccessful delivery.

26.	FORCE MAJEURE

26.1.	Either Party shall not be in breach of the Agreement if there is, and shall not be liable or have responsibility of any kind for any loss or damage incurred by the Company as a result of, any total or partial failure, interruption or delay in performance of our duties and obligations occasioned by any act of God, fire, flood, act of government, state, governmental or supranational body or regulatory authority or war, pandemic, civil commotion, terrorism, failure of any computer dealing system, interruptions of power supplies, labour disputes of whatever nature or any other reason.

26.2.	In the event of Force Majeure:

(a).	The term to meet the obligation by the Force Majeure affecting Party under this Agreement will be extended at maximum the same length period with the period of the Agreement has been suspended due to the Force Majeure;

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(b).	The Agreement may be temporarily suspended until the Force Majeure ends providing that the First Party retain the rights of settlement from Second Party on any payments based on any works and/or transactions that has been submitted and approved with Second Party;

(c)	If the Force Majeure persists for a period of 90 (ninety) days or more, the Party not claiming Force Majeure may give notice to the other to terminate this Agreement with the joint consent of the Parties;

(d)	The Force Majeure affecting Party shall retain its performance of the obligations which has no impact against the Force Majeure, in the reasonable manner; and/or

(e).	Any disputes arising out of the Force Majeure events under this Agreement, shall be amicably settled by the Parties.

27.	TIME

27.1.	Time is of the essence as regards all dates, periods of time and times specified in this Agreement.

28.	ASSIGNMENT

28.1.	Neither of the Shareholders (nor any member of its respective Party) shall be entitled to assign this Agreement or any of its rights or obligations hereunder except to a transferee of that Party’s shares in the Company in accordance with Clause 7 of this Agreement.

29.	GOVERNING LAW

29.1.	This Agreement is governed by and is to be construed in accordance with the laws of Kingdom of Thailand. Any potential disputes arising out of or in connection with this Agreement shall be settled amicably by the Parties for no later than 90 (Ninety) days. If such disputes may not be settled amicably within that period, then the Parties may settle such disputes to the Singapore International Arbitration Centre (SIAC).

30.	SUCCESSORS BOUND

30.1.	This Agreement shall be binding upon the respective heirs, personal representatives, successors-in-title and permitted assigns of the Shareholders hereto.

31.	SEVERABILITY

31.1.	If any provision of this Agreement for any reason shall be declared invalid, void, illegal or otherwise unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. The Parties shall amend that provision in such reasonable manner as to achieve the intention of the parties without illegality or where it is not practicable to do so that provision shall be severed from this Agreement.

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32.	RIGHTS OF INFORMATION

32.1.	The Company warrants to the Shareholders that it shall provide all the letters, news, details, issues, notices, agreements and updates of the Company to Shareholders at all material times.

33.	EXPENSES

33.1.	Unless otherwise stated herein, all charges, costs and expenses including but not limited to stamp duties, advisory and other out-of-pocket expenses incurred in connection with this transaction whether on an abortive basis or otherwise, shall be for the account of the Company.

34.	REMEDIES

34.1.	No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by stature or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedies.

35.	COUNTERPARTS

35.1.	This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute one and the same agreement and shall come into effect on the date first hereinabove mentioned.

36.	CONDITIONS PRECEDENT

36.1.	This Agreement shall take effect only after all the following conditions precedent have been fully satisfied.

36.2.	This Agreement has been executed by the Parties and the following approvals have been obtained:-

(a)	Approvals required for effecting investments by the Parties in the capital of the Company;

(b)	Approvals required to enable the Company to undertake activities contemplated by this Agreement; and

(c)	Agreement has been approved by a formal Board resolutions of the Parties.

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IN WITNESS WHEREOF the Parties have hereunto set their respective hands and seal on the day and year first above written:-

Signed by	)
for and on behalf of	)
First Party	)	/s/ Prapakorn Saokliew
		Name	:	Prapakorn Saokliew
		Identification No.	:	3310700611268
		Designation	:	Director

Signed by	)
for and on behalf of	)
First Party	)	/s/ Methinee Jariyasathaporn
		Name	:	Methinee Jariyasathaporn
		Identification No.	:	3100202580109
		Designation	:	Director

Signed by	)
Witness	)
	)	/s/ Rateewan Sirichotepong
		Name	:	Rateewan Sirichotepong
		Identification No.	:	3620100012221

Signed by	)
for and on behalf of	)
Second Party	)	/s/ Wong Kai Cheong
		Name	:	Wong Kai Cheong
		Passport No.	:	A56870397
		Designation	:	Director

Signed by	)
Witness	)
	)	/s/ Cham Hui Yin
		Name	:	Cham Hui Yin
		Passport No.	:	A52907709

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